Exhibit 99.1

For information, contact:

Media - Lisa M. Martin-Walsh (713) 309-4890

Investors - Douglas J. Pike (713) 309-7141

Lyondell Chemical Company Completes Tender Offer for Its 11.125 Percent Senior Secured Notes Due 2012

HOUSTON, May 16, 2007 - Lyondell Chemical Company (NYSE: LYO) announced today the completion of its cash tender offer for its 11.125 percent Senior Secured Notes due 2012 ("Notes").

The tender offer expired at 12:00 midnight ET on Tuesday, May 15, 2007, with approximately $270 million in aggregate principal amount of Notes tendered and accepted for purchase, representing approximately 97 percent of the outstanding Notes. An aggregate principal amount of approximately $8 million of Notes remain outstanding.

Citi served as the exclusive dealer manager for the offer.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE.

SOURCE: Lyondell Chemical Company